EXHIBIT 3.2

CERTIFICATE OF AMENDMENT

OF

AMERICAN EXPRESS COMPANY

____________________

Under Section 805 of the
Business Corporation Law

____________________

American Express Company
American Express Tower
200 Vesey Street
New York, NY 10285

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
AMERICAN EXPRESS COMPANY
(UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW)
The undersigned, being the Treasurer of American Express Company, a New York corporation (the “Corporation”), hereby certifies that:
1.The name of the Corporation is American Express Company.
2.The Certificate of Incorporation of the Corporation was filed by the Department of State on June 10, 1965.
3.The aggregate number of shares of all classes which the Corporation shall have the authority to issue is 3,620,000,000 shares, consisting of 20,000,000 preferred shares of the par value of $1.66 2/3 each and 3,600,000,000 common shares of the par value of $.20 each. This Certificate of Amendment shall not effect any changes to the number, par value or class of these shares. The Certificate of Incorporation, as heretofore amended and restated, is hereby further amended pursuant to Sections 805 and 502 of the Business Corporation Law to eliminate the series of the Corporation’s preferred shares, par value $1.66 2/3 per share, designated as “3.550% Fixed Rate Reset Noncumulative Preferred Shares, Series D” (the “Series D Preferred Shares”), no shares of which are outstanding and no shares of which series will be issued subject to the Certificate of Incorporation.
4.When this Certificate of Amendment becomes accepted for filing, it shall have the effect of eliminating from the Certificate of Incorporation all matters set forth therein with respect to the Series D Preferred Shares. In furtherance thereof, Section 9 of the Certificate of Incorporation, relating to the Series D Preferred Shares, is hereby stricken out in its entirety. Section 10 of the Certificate of Incorporation is hereby renumbered as Section 9 and any references to such section are updated accordingly.
5.Following the elimination of the 1,600 Series D Preferred Shares, the aggregate number of preferred shares and common shares which the Board of Directors of the Corporation shall continue to be authorized to issue shall be 20,000,000 preferred shares, par value $1.66 2/3 per share, and 3,600,000,000 common shares, par value $.20 per share, respectively, under Section 4 of the Certificate of Incorporation.
6.The Board of Directors of the Corporation authorized the amendment of the Certificate of Incorporation under the authority vested in said Board under the provisions of the Certificate of Incorporation and of Section 502 of the Business Corporation Law.

IN WITNESS WHEREOF, the undersigned has signed this Certificate of Amendment of the Certificate of Incorporation of American Express Company on the 21st day of October, 2026.

/s/ Kerri Bernstein
Name: Kerri Bernstein
Title: Treasurer

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